Exhibit 4.1

EIGHTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER

This EIGHTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER dated as of November  14, 2003 (this “Amendment”), is made by and among Alternative Resources Corporation (“ARC”), ARC Service, Inc., ARC Solutions, Inc., ARC Midholding, Inc., Writers Inc., ARC Technology Management LLC, ARC Staffing Management LLC, and ARC Shared Services LLC (collectively, the “Borrowers”), and Fleet Capital Corporation (the “Lender”).

WHEREAS, the Borrowers and the Lender are parties to a Credit and Security Agreement dated as of January 31, 2002, as amended by a First Amendment to Credit Agreement and Waiver dated as of August 8, 2001, a Second Amendment to Credit Agreement dated as of August 30, 2002, a Third Amendment to Credit Agreement dated as of November 14, 2002, a Waiver, Joinder and Fourth Amendment to Credit Agreement dated as of December 27, 2002, a Fifth Amendment to Credit Agreement and Waiver dated as of April 14, 2003, a Sixth Amendment to Credit Agreement dated as of July 15, 2003, and a Seventh Amendment to Credit Agreement and Waiver dated as of August 14, 2003 (as so amended, the “Credit Agreement”);

WHEREAS, ARC and its Subsidiaries failed to satisfy (a) the Tangible Capital Base covenant set forth in Section 8.10(a) of the Credit Agreement for the fiscal quarter ended September 30, 2003 and (b) the Fixed Charge coverage shortfall covenant set forth in Section 8.10(c) for the nine month fiscal period ended September 30, 2003, and each such failure constitutes an Event of Default under Section 9.1(c) of the Credit Agreement (collectively, the “September 30, 2003 Events of Default”);

WHEREAS, the Credit Parties have requested that the Lender waive the September 30, 2003 Events of Default as provided herein, and amend certain provisions of the Credit Agreement; and

WHEREAS, the Lender has agreed to waive the September 30, 2003 Events of Default and to amend certain provisions of the Credit Agreement, all subject to the terms, conditions and limitations set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1.             Capitalized Terms.

Capitalized terms used herein which are defined in the Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2.             Waiver of September 30, 2003 Events of Default.

Subject to the satisfaction of the terms and conditions set forth in Section 5 hereof, the Lender hereby waives the September 30, 2003 Events of Default.  The parties agree that the foregoing waiver is limited solely to the Events of Default arising out of the failure of ARC and its Subsidiaries to satisfy (a) the Tangible Capital Base covenant set forth in Section 8.10(a) of the Credit Agreement for the fiscal quarter ended September 30, 2003 and (b) the Fixed Charge coverage shortfall covenant set forth in Section 8.10(c) for the nine month fiscal period ending September 30, 2003, and nothing herein shall be construed as a waiver of any other presently existing or future Event of Default (including without limitation, any Event of Default caused by reason of the failure of the Borrowers to comply with Section 8.10(a) or Section 8.10(c) of the Credit Agreement, as amended hereby, on any other occasion or for any other period) or any failure of the Borrowers to comply with any other provision, term or condition of the Loan Documents.

3.             Amendments.

Subject to the satisfaction of the terms and conditions set forth in Section 5 hereof, the Borrowers and the Lender agree that the Credit Agreement is hereby amended, effective as of the date hereof, as follows:

(a)           Amendments to Section 1.1 of the Credit Agreement.  Section 1.1 of the Credit Agreement is hereby amended as follows:

(i)            The definition of “Borrowing Base” set forth in Section 1.1 of the Credit Agreement is hereby amended by replacing clause (c) contained therein in its entirety with the following new clause (c):

“(c)         the lesser of:

(i)            70% of the aggregate of (x) Billed Restricted Product   Line Accounts and (y) Unbilled Restricted Product Line      Accounts, and

(ii)           $3,000,000, minus”

(ii)           The definition of “Initial Overadvance Limit” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“‘Initial Overadvance Limit’ means $2,000,000.”

(iii)          The definition of “LC Sublimit” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“LC Sublimit” means a sublimit of Revolving Credit Commitment available for the issuance of Letters of Credit for the account of the Borrowers in an aggregate maximum amount available to be drawn equal to (a) $2,100,000, during the period from November 14, 2003 through January 15, 2004, and (b) $2,000,000 at all other times.

(iv)          The definition of “Overadvance Termination Date” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“‘Overadvance Termination Date’ means March 31, 2004, or such later date as the Lender may agree in writing.”

(b)           Amendment to Section 8.10 of the Credit Agreement.  Section 8.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.10       Certain Financial Covenants.

(a)           Tangible Capital Base.  ARC and its Subsidiaries shall not (i) as of December 31, 2003, have a consolidated Tangible Capital Base of less than ($8,500,000) or (ii) as of the end of any fiscal quarter commencing with the fiscal quarter ending March 31, 2004, have a consolidated Tangible Capital Base of less than the sum of (x) ($8,500,000) plus (y) on a cumulative basis, 50% of positive consolidated net income (without reduction for losses) for each fiscal quarter ending after December 31, 2003.

(b)           Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio of ARC and its Subsidiaries shall not at any time during any period set forth below be less than the ratio set opposite such period:

Period	Minimum Fixed Charge Coverage Ratio

July 1, 2004 through September 30, 2004	1.00 to 1.00

July 1, 2004 through December 31, 2004	1.00 to 1.00

(c)           Fixed Charge Coverage Shortfall.  The amount by which (i) the aggregate Fixed Charges of ARC and its Subsidiaries for each fiscal period set forth below, exceeds (ii) the total of (A) consolidated EBITDA of ARC and its Subsidiaries for such period (determined on a consolidated basis without duplication in accordance with GAAP) minus (B) the aggregate amount of all Non-Financed Capital Expenditures during such period minus (C) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all income taxes for such period minus (D) the aggregate amount of dividends and distributions permitted to be paid under Section 8.6 and actually paid in cash during such period, shall not be greater than the maximum shortfall amount set opposite such fiscal period:

Fiscal Period	Maximum Shortfall Amount

October 1, 2003 through December 31, 2003	$1,000,000
October 1, 2003 through March 31, 2004	$1,801,000
October 1, 2003 through June 30, 2004	$1,867,000

(d)           Capital Expenditures.  The Credit Parties shall not make any Capital Expenditures (including, without limitation, incurring any Capital Lease Obligations) which, in the aggregate exceed $50,000 at any time during any fiscal quarter, commencing with the fiscal quarter ending December 31, 2003.”

(c)           Amendment of Exhibit D to the Credit Agreement.  Exhibit D to the Credit Agreement is hereby replaced with the new form of Exhibit D attached thereto.

4.             No Default; Representations and Warranties, etc.

The Borrowers hereby represent, warrant and confirm that: (a) the representations and warranties of the Credit Parties contained in Article 5 of the Credit Agreement are true and correct on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) after giving effect to this Amendment, the Borrowers are in compliance with all of the terms and provisions set forth in the Credit Agreement and the other Loan Documents; (c) after giving effect to this Amendment, no Default has occurred and is continuing; and (d) the execution, delivery and performance by the Borrowers of this Amendment (i) have been duly authorized by all necessary action on the part of the Borrowers, (ii) will not violate any applicable law or regulation or the organizational documents of any Borrower, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on any Borrower or any of its assets, including without limitation, any Subordinated Debt Document, and (iv) do not require any consent, waiver or approval of or by any Person (other than the Lender) which has not been obtained.  The Borrowers hereby acknowledge that pursuant to the terms of the Fifth Amendment to the Credit Agreement, and notwithstanding anything to the contrary set forth in the Credit Agreement, the Borrowers have no right to request or continue Loans as Eurodollar Loans.

5.             Conditions to Effectiveness.

The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent:

(a)           The Lender shall have received counterparts of this Amendment duly executed by each of the Borrowers;

(b)           The Lender shall have received a Certificate of the Secretary of ARC, certifying that this Amendment has been duly authorized by the Boards of Directors of ARC and each of its Subsidiaries;

(c)           The Borrowers shall have delivered to the Lender evidence that Wynnchurch has executed and delivered to the Borrowers a written amendment and waiver with respect to the Subordinated Debt Documents in form and substance reasonably acceptable to the Lender, pursuant to which Wynnchurch shall have waived all existing defaults of the Borrowers under the Subordinated Debt Documents and amended the financial covenant provisions of the Subordinated Debt Documents in a manner consistent with the financial covenant amendments set forth in this Amendment;

(d)           The Borrowers and Wynnchurch shall have executed and delivered to the Lender an amendment to the Wynnchurch Guaranty, in form and substance satisfactory to the Lender, eliminating the automatic reduction of the amount of Overadvances guarantied thereunder resulting from payments made in respect of accounts receivable owing by Bluecurrent, and extending the term of the Wynnchurch Guaranty.

(e)           The Lender shall have received from Wynnchurch a certificate pursuant to which Wynnchurch shall have (i) ratified and confirmed its obligations under the Wynnchurch Guaranty, (ii) made the representations and warranties contained in the first sentence of Section 9(e) of the Wynnchurch Guaranty as of September 30, 2003, (iii) certified as to the continued veracity of the representations and warranties contained in Section 9 of the Wynnchurch Guaranty, other than those representations and warranties contained in the first sentence of Section 9(e) of the Wynnchurch Guaranty, and (iv) shall have confirmed Wynnchurch’s compliance with Section 11 of the Wynnchurch Guaranty;

(f)            The Lender shall have received a written acknowledgement from Wynnchurch with respect to the existence of the September 30, 2003 Events of Default and the modifications to the Credit Agreement contemplated by this Amendment; and

(g)           The Lender shall have received from the Borrowers, an amendment fee in an amount equal to $50,000.

6.             Miscellaneous.

(a)           Except as specifically amended hereby, all of the terms and provisions of the Credit Agreement, the other Loan Documents and all related documents, shall remain in full force and effect.  Nothing contained herein shall constitute a waiver of any provision of the Credit Agreement or the other

Loan Documents, except for the waiver of the September 30, 2003 Events of Default expressly set forth herein.

(b)           This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.  Delivery of an executed signature page hereto by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(c)           This Amendment shall be governed by the laws of The Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(d)           The Borrowers shall reimburse the Lender for all reasonable costs and expenses, including reasonable legal fees and disbursements, incurred by the Lender in connection with this Amendment and the transactions contemplated hereby.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

ALTERNATIVE RESOURCES CORPORATION

By:	/s/ Steven Purcell
Name: Steven Purcell
Title: CFO

ARC SERVICE, INC.

By	/s/ Steven Purcell
Name: Steven Purcell
Title:CFO

ARC SOLUTIONS, INC.

By	/s/ Steven Purcell
Name: Steven Purcell
Title: CFO

ARC MIDHOLDING, INC.

By	/s/ Steven Purcell
Name: Steven Purcell
Title: CFO

WRITERS INC.

By	/s/ Steven Purcell
Name: Steven Purcell
Title:CFO

ARC TECHNOLOGY MANAGEMENT LLC

By: ARC SERVICE, INC., its Manager and sole member

By:	/s/ Marino Petropaulos
Name: Marino Petropaulos
Title: Treasurer

ARC STAFFING MANAGEMENT LLC

By: ARC SERVICE, INC., its Manager and sole member

By:	/s/ Marino Petropaulos
Name: Marino Petropaulos
Title: Treasurer

ARC SHARED SERVICES LLC

By: ARC SERVICE, INC., its Manager and sole member

By:	/s/ Marino Petropaulos
Name: Marino Petropaulos
Title: Treasurer

LENDER

FLEET CAPITAL CORPORATION, as Lender

By	/s/ Christopher Godfrey
Name: Christopher Godfrey
Title: Senior Vice President

ISSUING LENDER

FLEET NATIONAL BANK, as Issuing Lender

By	/s/ Christopher Godfrey
Name: Christopher Godfrey
Title: Senior Vice President

CASH MANAGEMENT BANK

FLEET NATIONAL BANK, as Cash Management Bank

By	/s/ Christopher Godfrey
Name: Christopher Godfrey
Title: Senior Vice President